Exhibit No. 4.1
Form 10-KSB/A
Signet International Holdings, Inc.
File No.  000-51185

CERTIFICATE OF DESIGNATION FOR REFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE SUPER PREFERRED STOCK OF
SIGNET INTERNATIONAL HOLDINGS, INC.

Signet International Holdings, Inc., a Delaware Corporation (the "Corporation"), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on March 14, 2007 (i) authorizing a series of the Corporation's previously authorized 50,000,000 shares of preferred stock, par value $0.001 per share, and, (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 5,000,000 shares of Series A Convertible Super Preferred Stock of the Corporation:

RESOLVED:  That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") as amended, a series of Super Preferred Stock of the Corporation be, and it hereby is, created out of the 50,000,000 authorized shares of the capital preferred stock of the Corporation, there shall be no other shares designated as such series to be designated Series A Convertible Super Preferred Stock (the "Series A Super Preferred Stock"), to consist of 5,000,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights;

VOTING:
Holders of the Series A Super Preferred Stock shall have ten votes per share held on all matters submitted to the shareholders of the Company for a vote thereon.  Each holder of shares shall have the option to appoint two additional members to the Board of Director.  Each share shall be convertible into ten (10) shares of common stock.

DIVIDENDS:The holders of Series A Preferred Stock shall be entitled to receive dividends or distributions on a pro-rata basis with the holders of common stock when and if declared by the Board of Directors of the Company.  Dividends shall not be cumulative.  No dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless dividends or distributions on the Series A Preferred Stock for such calendar year are likewise declared and paid or set apart for payment.  No declared and unpaid dividends shall bear or accrue interest.

LIQUIDATION

PREFERENCE:Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Super Preferred Stock then outstanding shall be entitled to, on a pro-rata basis with the holders of common stock, distributions of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders.

IN WITNESS WHEREOF, Ernest W. Letiziano, President and Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 14th day of March 2007.

SIGNET INTERNATIONAL HOLDINGS, INC.

By:     /s/ Ernerto W. Letiziano

ERNEST W. LETIZIANO